UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

May 4, 2012

Date of report (Date of earliest event reported)

Amyris, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

(510) 450-0761

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 4, 2012, Amyris, Inc. (the “Company”) entered into a letter agreement dated as of May 3, 2012 (the “Amendment”) with Bank of the West (the “Bank”) amending its Revolving Credit Facility dated December 23, 2010 (the “Credit Agreement”). The Amendment reduced the committed amount of the Credit Agreement from $10.0 million to approximately $2.3 million, and the letter of credit sublimit from $5.0 million to approximately $2.3 million. The Amendment also modified the current ratio covenant to require a ratio of current assets to current liabilities of at least 1.3 to 1 (as compared to 2 to 1 in the Credit Agreement), and requires the Company to maintain unrestricted cash of at least $15.0 million in its account with the Bank. The Company has repaid all borrowings under the Credit Agreement, but certain letters of credit continue to be outstanding. In connection with the Amendment, the Bank waived any breaches of the current ratio covenant that occurred as of December 31, 2011 and March 31, 2012.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information contained in Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: May 9, 2012	By:	/s/ Gary Loeb
Gary Loeb
SVP and General Counsel